As filed with the Securities and Exchange Commission on November 12, 2004

Registration No. 333-102199

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Filed December 24, 2002

CALIFORNIA MICRO DEVICES CORPORATION

(Exact name of registrant as specified in its charter)

California	94-2672609
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

430 McCarthy Blvd, Milpitas, California	95035-5430
(Address of principal executive offices)	(Zip Code)

1995 Employee Stock Option Plan, as amended August 7, 2002

and

1995 Non-Employee Directors’ Stock Option Plan, as amended August 7, 2002

and

1995 Employee Stock Purchase Plan, as amended August 7, 2002

Full title of the plans

Copy to:
Robert V. Dickinson	Stephen M. Wurzburg, Esq.
President and Chief Executive Officer California Micro Devices Corporation 430 N. McCarthy Blvd Milpitas, CA 95035-5112 (408) 263-3214 (Name, address and telephone number of agent for service)	Pillsbury Winthrop LLP 2475 Hanover Street Palo Alto, CA 94304 (650) 233-4500

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered(1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share(6)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock: To be issued under the 1995 Employee Stock Option Plan, as amended August 7, 2002	460,000(3)	$4.85	$2,231,000	$205.25(7)
Common Stock: To be issued under the 1995 Non-Employee Directors’ Stock Option Plan, as amended August 7, 2002	60,000(4)	$4.85	$291,000	$26.77(7)
Common Stock: To be issued under the 1995 Employee Stock Purchase Plan, as amended August 7, 2002	170,000(5)	$4.85	$824,500	$75.85(7)
Total Registration Fee	N/A	N/A	N/A	$307.88(7)

(1)	The securities to be registered include options and rights to acquire Common Stock.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(3)	Constitutes 460,000 additional shares of Common Stock issuable under the 1995 Employee Stock Option Plan. 3,655,000 shares of Common Stock issuable under the 1995 Stock Option Plan were previously registered on the following Registration Statements: Form S-8, filed May 15, 2002, Registration No. 333-88250; Form S-8, filed August 4, 2000, Registration No. 333-43138; Form S-8, filed August 19, 1998, Registration No. 333-61833; Form S-8, filed January 27, 1998, Registration No. 333-44959; Form S-8, filed August 15, 1996, Registration No. 033-10257; and Form S-8, filed August 17, 1995, Registration No. 033-61907.

(4)	Constitutes 60,000 additional shares of Common Stock issuable under the 1995 Non-Employee Directors’ Stock Option Plan. 390,000 shares of Common Stock issuable under the 1995 Non-Employee Directors’ Stock Option Plan were previously registered on the following Registration Statements: Form S-8, filed May 15, 2002, Registration No. 333-88250; Form S-8, filed August 4, 2000, Registration No. 333-43138; Form S-8, filed August 19, 1998, Registration No. 333-61833; Form S-8, filed January 27, 1998, Registration No. 333-44959; Form S-8, filed August 15, 1996, Registration No. 033-10257; and Form S-8, filed August 17, 1995, Registration No. 033-61907.

(5)	Constitutes 170,000 additional shares of Common Stock issuable under the 1995 Employee Stock Purchase Plan. 960,000 shares of Common Stock issuable under the 1995 Employee Stock Purchase Plan were previously registered on the following Registration Statements: Form S-8, filed November 12, 1999, Registration No. 333-90919; Form S-8, filed August 19, 1998, Registration No. 333-61833; Form S-8, filed January 27, 1998, Registration No. 333-44959; and Form S-8, filed August 17, 1995, Registration No. 033-61907.

(6)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purposes of calculating the registration fee, based upon the average of the high and low sales prices of the Registrant’s Common Stock on the Nasdaq National Market on December 23, 2002.

(7)	Previously paid.

This Registration Statement shall become effective upon filing in accordance with Rule 464 under the Securities Act.

TRANSFER AND DE-REGISTRATION OF SHARES

Background

This post-effective amendment concerns only those shares of no par value common stock (“Common Stock”) of California Micro Devices Corporation (the “Company”) issuable under the 1995 Employee Stock Option Plan (the “1995 Employee Plan”) and under the 1995 Non-Employee Directors’ Stock Option Plan (the “1995 Directors Plan”).

On June 22, 2004, the Board of Directors of the Company adopted the 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”) which became effective on August 12, 2004 (the “Effective Date”) and is a successor to both the 1995 Employee and Directors Plans. As of the Effective Date, no further awards shall be made under the 1995 Employee and Directors Plans other than awards covering up to 50,000 shares of Common Stock under the subplan of the 1995 Employee Plan for employees and consultants of the United Kingdom (the “Subplan”).

There are 280,516 shares of Common Stock that were originally reserved under the 1995 Employee Plan and which, as of the Effective Date, were not subject to outstanding options under the 1995 Employee Plan, had not been issued pursuant to the prior exercise of options granted under the 1995 Employee Plan, and were not reserved under the Subplan (the “Ascertainable Unused Employee Shares”). In addition, there are 2,177,391 shares of Common Stock originally reserved under the 1995 Employee Plan which as of the Effective Date were subject to outstanding options under the 1995 Employee Plan other than under the SubPlan, some number of which options will lapse, expire, or otherwise terminate in the future without being exercised (the “Indeterminate Unused Employee Shares”). The Company is transferring all of the Ascertainable Unused Employee Shares from the 1995 Employee Plan to the 2004 Plan and registering them on a Form S-8 covering the 2004 Plan. Accordingly, the transferred shares need to de-registered under the 1995 Employee Plan. In the future, from time to time as options covering them, lapse, expire, or otherwise terminate without being exercised, the Indeterminate Unused Employee Shares are transferred from the 1995 Employee Plan to the 2004 Plan and will need to be de-registered under the 1995 Employee Plan as well.

The following registration statements on Form S-8 cover the aggregate 4,745,000 shares reserved under the 1995 Employee Plan: Registration Statement No. 333-108443 filed on September 2, 2003, covers 630,000 shares; Registration Statement No 333-102199 filed on December 24, 2002, covers 460,000 shares; Registration Statement No. 333-88250 filed on May 15, 2002, covers 500,000 shares; Registration Statement No. 333-43138 filed on August 4, 2000, covers 510,000 shares; Registration Statement No. 333-61833 filed on August 19, 1998, covers 275,000 shares; Registration Statement No. 333-44959 filed on January 27, 1998, covers 350,000 shares; Registration Statement No. 333-10257 filed on August 15, 1996, covers 420,000 shares; and Registration Statement No. 333-61907 filed on August 17, 1995, covers 1,600,000 shares. Registration Statement No. 108443, as concurrently being amended, will cover the 50,000 shares being left in the 1995 Employee Plan for grant to UK employees under the SubPlan and 299,484 shares which are among the Indeterminate Unused Employee Shares, with the 280,516 share balance being transferred to the 2004 Plan and de-registered under the 1995 Employee Plan. From time to time in the future, the Company intends to transfer the Indeterminate Unused Employee Shares from the 1995 Employee Plan to the 2004 Plan as options under the 1995 Employee Plan lapse, expire, or otherwise terminate. Such transfers will come first from Registration No. 333-108443 until its 299,484 share balance is used up and then will come from the 460,000 shares covered by this Registration Statement No. 333-102199, followed by the 500,000 shares covered by Registration Statement No. 333-88250.

There are 87,431 shares of Common Stock that were originally reserved under the 1995 Directors Plan and which, as of the Effective Date, were not subject to outstanding options under the 1995 Directors Plan and had not been issued pursuant to the prior exercise of options granted under the 1995 Directors Plan (the “Ascertainable Unused Directors Shares”). In addition, there are 203,000 shares of Common Stock originally reserved under the 1995 Directors Plan which as of the Effective Date were subject to outstanding options under the 1995 Directors Plan, some number of which options will lapse, expire, or otherwise terminate in the future without being exercised (the “Indeterminate Unused Directors Shares”). The Company is transferring all of the Ascertainable Unused Directors Shares from the 1995 Directors Plan to the 2004 Plan and registering them on a Form S-8 covering the 2004 Plan. Accordingly, the transferred shares need to de-registered. In the future, from time to time as options covering them, lapse, expire, or otherwise terminate without being exercised, the Indeterminate Unused Directors Shares are transferred from the 1995 Directors Plan to the 2004 Plan and will need to be de-registered as well.

The following registration statements on Form S-8 cover the aggregate 450,000 shares reserved under the 1995 Directors Plan: Registration Statement No 333-102199 filed on December 24, 2002, covers 60,000 shares; Registration Statement No. 333-88250 filed on May 15, 2002, covers 70,000 shares; Registration Statement No. 333-43138 filed on August 4, 2000, covers 40,000 shares; Registration Statement No. 333-61833 filed on August 19, 1998, covers 60,000 shares; Registration Statement No. 333-44959 filed on January 27, 1998, covers 50,000 shares; Registration Statement No. 333-10257 filed on August 15, 1996, covers 20,000 shares; and Registration Statement No. 333-61907 filed on August 17, 1995, covers 150,000 shares. This Registration Statement No. 333-102199 is being amended by this Post-Effective Amendment No. 1 to de-register 60,000 of the 87,431 Ascertainable Unused Directors Shares while Registration Statement No. 333-88250 is concurrently being amended to deregister the 27,431 share balance of the 87,431 Ascertainable Unused Directors Shares, leaving 42,569 shares covered by such registration statement remaining under the 1995 Directors Plan which are part of the Indeterminate Unused Directors Shares. From time to time in the future, the Company intends to transfer the Indeterminate Unused Directors Shares from the 1995 Directors Plan to the 2004 Plan as options under the 1995 Directors Plan lapse, expire, or otherwise terminate. Such transfers will come first from Registration Statement No. 333-88250 until its 42,569 share balance is used up and then will come from the 40,000 shares covered by Registration Statement No. 333-43138.

De-Registration

As described above, 60,000 of the Ascertainable Unused Directors Shares which the Company is transferring from the 1995 Directors Plan to the 2004 Plan are covered by this Registration Statement No. 333-102199. Accordingly, such transferred shares are hereby de-registered and thus removed from registration under this Registration Statement by this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment Number One to Form S-8 Registration Statement and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on the 11th day of November, 2004.

CALIFORNIA MICRO DEVICES CORPORATION

By	/s/ Robert V. Dickinson
Robert V. Dickinson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment Number One to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert V. Dickinson Robert V. Dickinson	Director, President and Chief Executive Officer (Principal Executive Officer)	November 11, 2004

/s/ R. Gregory Miller R. Gregory Miller	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	November 11, 2004

/s/ Wade F. Meyercord* Wade F. Meyercord	Director	November 11, 2004

/s/ Edward C. Ross* Edward C. Ross	Director	November 11, 2004

/s/ John L. Sprague* John L. Sprague	Director	November 11, 2004

/s/ Donald L. Waite* Donald L. Waite	Director	November 11, 2004

/s/ J. Daniel McCranie* J. Daniel McCranie	Director	November 11, 2004

*	by Robert V. Dickinson, attorney in-fact